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                                                                    EXHIBIT 99.1

CORRECTING and REPLACING American Oriental Bioengineering Reports Record 2005 Second Quarter Results

HONG KONG--(BUSINESS WIRE)--Aug. 15, 2005--In BW5178 issued Aug. 15, 2005: Third graph, first sentence of release should read xxx as it had cash and cash equivalents at June 30, 2005 of $14.9 million compared to $11 million at the end of the first six months of 2004 (sted: xxx as it had cash and cash equivalents at June 30, 2005 of $11.4 million compared to $5.4 million at the end of the first six months of 2004).

The corrected release reads:

AMERICAN ORIENTAL BIOENGINEERING REPORTS RECORD 2005 SECOND QUARTER RESULTS

Revenue Increases 98.2% and Income From Operations Increases 140.9% Leading to 122.5% Increase in Net Income; Company Reports Quarterly Diluted EPS of 8 Cents

America Oriental Bioengineering, Inc. (AMEX: AOB - News), a rapidly growing Chinese company that produces and distributes a broad range of pharmaceutical and nutraceutical products, announced today record second quarter and six-month results for the period ended June 30, 2004. The Company generated 2005 second quarter revenue of $11.9 million, a 98.2% increase compared to $6.0 million for the same period in 2004. American Oriental Bioengineering generated Income from Operations of $4.4 million, a 140.9% increase from $1.9 million in the 2004 second quarter. The Company had net income of $3.4 million, or $0.08 per basic and diluted share, a 122.6% increase versus $1.5 million, or $0.05 per basic and diluted share, for the comparable period in 2004.

For the six months ended June 30, 2005, American Oriental Bioengineering Inc. had revenue of $21.6 million, an increase of 81% compared to $11.9 million for the same six-month period in 2004. The Company reported Income from Operations of $7.5 million, a 117.8% increase from the $3.4 million reported for the same period in fiscal 2004. American Oriental Bioengineering generated net income of $5.5 million, or $0.14 per basic share ($0.13 per diluted share), a 100% increase compared to $2.8 million, or $0.08 per basic and diluted share for the first six months of fiscal 2004.

The Company ended the period with its strongest balance sheet ever, as it had cash and cash equivalents at June 30, 2005 of $14.9 million compared to $11 million at the end of the first six months of 2004.

Second quarter sales of the Company's PBP Products (Plant Based Pharmaceutical Products) increased by 223% as compared to the same period in 2004, contributing to American Oriental Bioengineering's strong results. This growth was primarily a result of an increase in sales of Cease Enuresis Soft Gel products. Also, the acquisition of HSPL (Heilongjiang Songhuajiang Pharmaceutical Ltd.) contributed to the increase in sales of PBP Products due to a broader product line. Sales of PBN Products (Plant Based Nutraceutical Products) increased by 21%, as a result of increased marketing and sales initiatives.

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"We continue to experience rapid growth as a result of our innovative products and expanded distribution capabilities," said Tony (Shujun) Liu, Chairman and Chief Executive Officer of American Oriental Bioengineering, Inc. "The acquisition of HSPL has enabled us to expand our product line and enter new markets. Through the combination of new product initiatives and expanded sales and marketing activities and a strong balance sheet, we believe we are well positioned to continue to generate strong organic growth and to selectively pursue accretive acquisitions."

About American Oriental Bioengineering, Inc.

American Oriental Bioengineering, Inc. (AOBO) is a leading Chinese biotechnology company that uses proprietary processes for producing soybean protein peptide more efficiently than traditional extracting techniques. These techniques are used to manufacture and formulate supplemental and medicinal products. Soybean peptides are used widely in general food, health food products and medicines, among other applications. AOBO also produces Cease-Enuresis Soft Gel, the only Chinese FDA-approved first grade, prescription medicine that is specially formulated to help alleviate bed-wetting and incontinence. The Company is a leading producer of products in both the nutriceuticals and pharmaceuticals areas in China. For more information, visit http://www.bioaobo.com.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All readers are encouraged to review the 8-K to be filed in connection with the acquisition discussed above, which outlines risk factors including debt obligations, deal terms and other relevant items. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

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CONTACT:
     America Oriental Bioengineering, Inc.
     Lily Li, 917-838-0689 (U.S.)
     +86-451-86688139 (China)
     aobo@bioaobo.com
     ----------------
     or
     Investors:
     CEOcast, Inc. for American Oriental Bioengineering
     Ed Lewis, 212-732-4300
     elewis@ceocast.com
     ------------------


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